Document Processing Fee
    If document is on paper:                 $25.00
    If document is filed electronically:     Currently not available
Fees are subject to change.
For electronic filing and to obtain
copies of filed documents visit
www.sos.state.co.us
-------------------
Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5 169


Paper documents must be typed or machine printed.

ABOVE SPACE FOR OFFICE
USE ONLY

                              Articles of Amendment

                   filed pursuant to ss.7-90-301, et seq. and
             ss.7-110-106 of the Colorado Revised Statutes (C.R.S.)

   ID number:      20010044675
                   -----------
   1. Entity name:


          Sports Information & Publishing Corp. (If changing the name of the corporation, indicate name BEFORE the name change)


     2.   New Entity name: __________________________________ (if applicable)


     3. Use of Restricted Words (([any of these terms are contained in an entity name, true name "bank" or "trust" or any derivative thereof, of an entity trade name or trademark "credit union" "savings and loan" stated in this document, make the applicable "insurance", "casualty", "mutual", or "surety" selection):


     4.   Other amendments, if any, are attached.


     5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

     6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
          ________________________ (mm/dd/yyyy)

       OR

    If the corporation's period of duration as amended is perpetual, mark this box:

7.                                       (Optional)       Delayed      effective
                                         date:_______________________
                                         (mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.   Name(s) and address(es) of the individual(s) causing the document
      to be delivered for filing:           Doubet, Mary Beth
                                            -----------------
                                            1869 West Littleton Blvd
                                            Littleton, CO  80120


      (The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing mark this box _ and include an attachment stating the name and address of such individuals.)


Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

                             CONSENT OF SHAREHOLDERS
                                       OF
                      SPORTS INFORMATION & PUBLISHING CORP.

     The undersigned, being the majority of the shares of Sports Information 8~ Publishing Corp., a Colorado corporation (hereinafter the "Corporation"), in accordance with Section 7-108-201 of the Colorado Business Corporation Act (hereinafter "the Act"), hereby consent to the taking of the following actions without a meeting effective as herein dated.

     I.   Increase of Authorized Preferred Shares

     WHEREAS, the Board of Directors and the majority of the issued and outstanding common shares have determined that it is in the best interest of the Corporation and its Shareholders to increase the Corporation's authorized common stock from 50,000,000 to 100,000,000 shares and the Corporations preferred shares from 10,000,000 to 50,000,000.

     NOW, THEREFORE, BE IT

     RESOLVED, the Corporation's authorized common stock from 50,000,000 to 100,000,000 shares and the Corporations preferred shares from 10,000,000 to 50,000,000.

     RESOLVED that, the Corporation, the President and the Secretary of the Corporation be, and each of them hereby is, authorized and empowered (any one of them acting alone), in the name and on behalf of the Corporation, to execute and deliver all consents, agreements, certificates, instruments and other documents and to do and perform all such other acts and things as such officer may deem necessary, appropriate or convenient, as conclusively evidenced by such action by such officer, in order to cany into effect the foregoing resolutions, all such action heretofore taken being hereby authorized, approved, ratified and confirmed.

     The execution of this consent shall constitute a written waiver of any notice required by the Colorado State Corporation Code and the Corporation's Certificate of Incorporation and Bylaws or the Corporation's Bylaws. The actions set forth herein shall be effective when the director signs this consent.

Dated as of July 22, 2004


/s/ Michael Tanner
------------------
Michael D. Tanner
Majority Shareholder